                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                BRAD RAGAN, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

================================================================================

                                BRAD RAGAN, INC.

                EXECUTIVE OFFICES: 4404-G STUART ANDREW BOULEVARD
                         CHARLOTTE, NORTH CAROLINA 28217

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 22, 1997

      The Annual Meeting of Shareholders of Brad Ragan, Inc., will be held Thursday, May 22, 1997, at 11:30 A.M., in the Holiday Inn Woodlawn, 212 Woodlawn Road, Charlotte, North Carolina, for the following purposes:

         1.       To elect a board of six directors of the Company.

         2. To transact such other business as may be brought before the meeting.

         Shareholders of record at the close of business on March 28, 1997, are entitled to notice of and to vote at the meeting.

                                         By Order of the Board of Directors



                                         Ronald J. Carr
                                         Secretary


Charlotte, North Carolina
April 14, 1997



--------------------------------------------------------------------------------
If you do not intend to be present at the meeting, please sign, date and return the accompanying proxy promptly, so that your shares of Common Stock may be represented and voted at the meeting. A return envelope is enclosed for your convenience.
--------------------------------------------------------------------------------

================================================================================

                                BRAD RAGAN, INC.

                EXECUTIVE OFFICES: 4404-G STUART ANDREW BOULEVARD
                         CHARLOTTE, NORTH CAROLINA 28217

--------------------------------------------------------------------------------
                                 PROXY STATEMENT
--------------------------------------------------------------------------------


         This Proxy Statement and the accompanying Proxy Card are first being sent to shareholders on April 14, 1997, in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of Brad Ragan, Inc. (the "Company"), to be held on Thursday, May 22, 1997, and at any adjournment thereof.

         A copy of the Company's Annual Report to Shareholders (the "Annual Report") for the year ended December 31, 1996, is enclosed with this Proxy Statement. The Annual Report is not considered part of the proxy solicitation materials.

                               GENERAL INFORMATION

         The accompanying Proxy is solicited by and on behalf of the Board of Directors of the Company, and the entire cost of such solicitation will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and the Company will reimburse them for their reasonable expenses in so doing.

         The Board of Directors has fixed March 28, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On March 28, 1997, there were 2,190,619 outstanding shares of Common Stock of the Company, each entitled to one vote.

         According to the laws of North Carolina under which the Company is incorporated, shareholders do not have cumulative voting rights in connection with the election of directors as long as the Company has securities registered under the Securities Exchange Act of 1934 at the record date for determining shareholders eligible to vote at the meeting. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect, although they will be counted for purposes of establishing the presence of a quorum. Under the rules of the American Stock Exchange, Inc., brokers who hold shares in street name for customers have authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors.

         Where a choice is specified on any Proxy as to the vote on any matter to come before the meeting, the Proxy will be voted in accordance with such specification. If no specification is made but the Proxy is properly signed, the shares represented thereby will be voted in favor of each proposal. Such Proxies, whether submitted by shareholders of record or by brokers holding shares in street name for their customers ("broker non-votes"), will be voted in favor of nominees for directors. Broker non-votes will not be counted either way in voting on other matters (where direction of beneficial owners is required) and, therefore, will have the effect of negative votes.

         Any shareholder submitting the accompanying Proxy has the right to revoke it by notifying the Secretary of the Company in writing at any time prior to the voting of the Proxy. A Proxy is suspended if the person giving the Proxy attends the meeting and elects to vote in person.

         Management is not aware that any matters, other than the election of directors, will be presented for action at the meeting, but, if any other matters do properly come before the meeting, the persons named as agents in the Proxy will vote such matters in accordance with their best judgment.

                              ELECTION OF DIRECTORS

         The Bylaws provide that the number of directors shall be not less than five nor more than fifteen. The Board of Directors has determined that the Board should be comprised of six members.

         The Board of Directors has nominated the following six individuals to serve as directors until the next Annual Meeting and until their successors shall have been elected and shall qualify. Unless authority is withheld, it is intended that Proxies received in response to this solicitation will be voted in favor of the following six nominees:

NAME, AGE, PRINCIPAL OCCUPATION                                               DIRECTOR
AND OTHER POSITIONS AND OFFICES WITH THE COMPANY                                SINCE
---------------------------------------------------------------------------------------
Eugene R. Culler, Jr. 58(1)(3)(4)                                               1995
      Chairman of the Board of the Company; Executive Vice President
      of The Goodyear Tire & Rubber Company ("Goodyear"), Akron, Ohio

Michael R. Thomann, 48(3)(5)                                                    1996
      Vice Chairman of the Board, President and Chief Executive Officer
      of the Company

Ronald J. Carr, 52(3)(5)                                                        1992
      Vice President -  Finance, Chief Financial Officer, Secretary and
      Treasurer of the Company

Richard E. Sorensen, 54(2)(3)(5)                                                1977
      Dean of the College of Business, Virginia Polytechnic Institute and
      State University, Blacksburg, Virginia

Richard D. Pearson, 62(1)(2)(4)                                                 1978
      Owner and manager of companies involved in selling and leasing heavy duty trucks and other heavy equipment, Franklin Lakes,
      New Jersey

James W. Barnett, 66                                                            Nominee
      Executive in Residence, Interim Director, Institute for Global
      Business, University of Akron, Akron, Ohio:  Formerly Vice President,
      Original Equipment Tire Sales Worldwide for Goodyear, Akron, Ohio

----------------------------------------------------------------------------------------

(1)  Member of Executive Committee.     (4) Member of Compensation Committee.
(2)  Member of Audit Committee.         (5) Member of Litigation Committee.
(3)  Member of Nominating Committee.

         Mr. Eugene R. Culler, Jr. has been employed by Goodyear for 35 years. He has been Executive Vice President responsible for North American Tires since April, 1995. Prior to that he was President and CEO of Goodyear's Canadian subsidiary. He previously served as Chairman of the Board of Directors of the Company from August, 1988 to October, 1991. He was most recently elected a director and Chairman of the Board of the Company on July 27, 1995.

         Mr. Michael R. Thomann was elected President and Chief Executive Officer of the Company effective April 16, 1996 and Vice Chairman of the Board on May 23, 1996. He has 24 years of service with the Company and Goodyear. Previously he was General Manager, Farm, Terra, and Off-the-Road Tires for Goodyear. In addition he has held positions with Goodyear's Retail Stores, Commercial Tire Centers and Credit Administration. From 1987 to 1993 he was Vice President and General Manager - Commercial Division for the Company.

         Mr. Ronald J. Carr was elected Vice President - Finance and Chief Financial Officer, Secretary and Treasurer effective May 1, 1992. He has over 25 years of service with Goodyear and has held various financial positions in Goodyear's General Products and Tire Divisions and at Motor Wheel Corporation, a former Goodyear subsidiary. Most recently he was Manager, Financial Information, for Goodyear's North American Tire Division.

         Mr. Richard D. Pearson is the owner and manager of a number of companies that are involved in the sale and leasing of heavy duty trucks and other heavy equipment, a business in which he has been engaged for more than 25 years.

         Dr. Richard E. Sorensen has been Dean of the College of Business, Virginia Polytechnic Institute and State University, since 1982. Prior to that, he was employed in a teaching capacity and as Dean of the College of Business at Appalachian State University.

         Mr. James W. Barnett was employed by Goodyear from 1950 until his retirement in 1996. Most recently he was Vice President for Goodyear's Original Equipment Tire Sales Worldwide, a position he held since July, 1988. He has held a wide range of positions in Goodyear's sales organization including Executive Vice President of Sales and Marketing for Kelly-Springfield Tire Company in Cumberland, Maryland. He was Chairman of the Board of the Company from March 26, 1986 to August 3, 1988. Mr. Barnett is currently employed by the University of Akron as Executive in Residence, Interim Director, Institute for Global Business.

         It is not contemplated that any of the nominees will be unable or unwilling for good cause to serve; but, if that should occur, it is the intention of the agents named in the Proxy to vote for such other person or persons to the office of director as the Nominating Committee of the Board of Directors may recommend.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         As of March 28, 1997, to the knowledge of management, the only persons owning beneficially more than five percent (5%) of the Company's Common Stock, its only class of voting security, and the shares of Common Stock owned by Executive Officers and directors are as follows:


NAME AND ADDRESS OF                               NUMBER OF          PERCENT
BENEFICIAL OWNER                                  SHARES             OF CLASS
---------------------------------------------------------------------------------

The Goodyear Tire & Rubber Company                1,633,695(1)       74.58%
         1144 East Market Street
         Akron, OH

Dimensional Fund Advisors, Inc.                     127,300(2)        5.81%
         1299 Ocean Avenue
         11th Floor
         Santa Monica, CA 90401

Gabelli & Company, Inc.                             281,400(3)       12.85%
         GAMCO Investors, Inc.
         Gabelli Funds, Inc.
         Gabelli Performance Partnership
         GLI, Inc.
         655 Third Avenue
         New York, NY

All Executive Officers, Directors and Nominees
of the Company as a Group (9 persons)                   100    Less than 1%

         Eugene R. Culler, Jr. (0)
         Michael R. Thomann (0)
         Ronald J. Carr (0)
         Charles A. Bethel, Jr. (100)
         Richard D. Pearson (0)
         Richard E. Sorensen (0)
         James W. Barnett (0)
         James E. Owens (0)
         Ronald P. Rumble (0)
---------------------------------------------------------------------------------


(1)      Based upon information provided by Goodyear.

(2) Based upon information provided by Dimensional Fund Advisors, Inc., ("Dimensional"), and as reflected in a Schedule 13G dated February 7, 1996 and filed with the Securities and Exchange Commission. Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 127,300 shares of BRAD RAGAN, INC. stock as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(3) As reflected in a Schedule 13D, dated December 16, 1996 (Amendment #13), filed with the Securities and Exchange Commission, and other information supplied by the beneficial owner.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table provides a three-year summary of earned compensation for the Named Executive Officers of the Company:

                                                                                             Long Term Compensation
                                                                                   -----------------------------------------
                                                                                          Awards                Payouts
                                                                                   -------------------    ------------------
                                                                                                           Long
                                                    Annual Compensation                      Securities    Term
                                                    -------------------   Other               Under-      Incen-     All
                                                                          Annual   Restricted  lying       tive      Other
                                                                          Compen-    Stock    Options/     Plan      Compen-
                                                   Salary         Bonus   sation     Awards    SAR's     Payouts     sation
Name and Principal Position           Year           ($)         ($)(1)   ($)(2)      ($)     (#)(3)       ($)       ($)(4)
----------------------------------------------------------------------------------------------------------------------------

Michael R. Thomann(5)                 1996         113,948       20,563     0          0      7,000        0      2,035
   Vice Chairman, President,          1995               -            -     -          -          -        -          -
   and Chief Executive Officer        1994               -            -     -          -          -        -          -

William P. Brophey(6)                 1996          60,080        8,972     0          0      7,000        0          0
   Formerly Vice Chairman,            1995         171,733       31,175     0          0      3,300        0      3,750
   President and CEO                  1994         162,955       40,638     0          0      3,300        0      4,500

Ronald J. Carr                        1996         141,586       16,192     0          0      4,200        0      3,750
   Vice President - Finance,          1995         138,079       17,737     0          0      1,900        0      3,673
   Secretary, Treasurer and           1994         130,115       21,020     0          0      1,750        0      3,880
   Chief Financial Officer

James E. Owens                        1996         120,547       16,218     0          0      4,100        0      3,303
   Vice President and                 1995         108,910       14,038     0          0      1,600        0      2,938
   GM - Retail Division               1994         104,003       15,274     0          0      1,350        0      3,023

Ronald P. Rumble                      1996         143,039       16,218     0          0      4,100        0      3,750
   Vice President and                 1995         136,572       14,038     0          0      1,600        0      3,750
   GM - Commercial Division           1994         129,970       15,274     0          0      1,500        0      3,748
----------------------------------------------------------------------------------------------------------------------------

(1) The Company's Board of Directors has approved an Executive Bonus Plan in which the Named Executive Officers participated in 1996. The 1996 plan provides incentive cash bonuses based on the attainment of objectives established at the beginning of the year for the Company and Goodyear. The bonuses were paid by the Company, and the Company was reimbursed by Goodyear. Payments related to the 1996 Bonus Plan were made in February, 1997.

(2) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits is not required to be reported if the amount constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officers.

(3) Options were granted by Goodyear on January 9, 1996 and December 3, 1996 to purchase shares of Common Stock of Goodyear.

(4) Amounts paid on behalf of the Named Executive Officers for matching 401(k) Savings Plan Contributions.

(5) Mr. Thomann was elected to his position effective April 16, 1996, and the salary and bonus amounts shown reflect compensation earned since that date.

(6) Mr. Brophey resigned as Vice Chairman of the Board effective April 1, 1996 and as President and CEO effective April 16, 1996 when he was named Vice President at Goodyear. He was paid by the Company thru April 30, 1996, and the salary and bonus amounts shown reflect compensation earned prior to that date.

     On November 1, 1994 (the "Transfer Date"), the Named Executive Officers (the "Officers") became full-time employees of the Company. Prior to that date, Messrs. Brophey, Carr, Owens and Rumble were employees of Goodyear on loan to the Company, and the Company reimbursed Goodyear for the cost of the base salary and fringe benefits for those Officers. Effective November 1, 1994, salaries for the Officers are paid directly to the Officers as employees of the Company. The amounts shown in the compensation categories of the Summary Compensation Table for 1994 include compensation paid to the Officers both before and after the Transfer Date.

                        STOCK OPTIONS, SAR GRANTS IN 1996

         The Company does not provide its executive officers any type of financial compensation based on the appreciated market value of the Company's Common Stock. On January 9, 1996 and December 3, 1996, the Named Executive Officers were granted options by Goodyear to purchase shares of Common Stock of Goodyear at an exercise price equal to the market price on the grant date. The Company does not incur any cost related to the grant or the exercise of Goodyear stock options. No SARs have been granted to any Named Executive Officer. All options in the following tables relate to shares of Common Stock of Goodyear.

                              OPTION GRANTS IN 1996


                                            % of Total                                           Potential
                             Securities    Options/SARs                                    Realizable value at
                            Options/SARs    Granted to    Exercise or                     Assumed Annual Rates of
                             Granted(#)    Employees in   Base Price    Expiration      Stock Price Appreciation
Name                            (1)          1996(2)        ($/sh)         Date             for Option Term(3)
-------------------------------------------------------------------------------------------------------------------

                                                                                            5%             10%
                                                                                        ----------     ----------

Michael R. Thomann             3,000         23.0%         $44.00        01/09/06        $ 83,010       $210,360
                               4,000                       $50.00        12/03/06        $125,760       $318,760

Ronald J. Carr                 2,000         13.8%         $44.00        01/09/06        $ 55,340       $140,240
                               2,200                       $50.00        12/03/06        $ 69,168       $175,318

James E. Owens                 1,900         13.5%         $44.00        01/09/06        $ 52,573       $133,228
                               2,200                       $50.00        12/03/06        $ 69,168       $175,318

Ronald P. Rumble               1,900         13.5%         $44.00        01/09/06        $ 52,573       $133,228
                               2,200                       $50.00        12/03/06        $ 69,168       $175,318

William P. Brophey             3,300         23.0%         $44.00        01/09/06        $ 91,311       $231,396
                               3,700                       $50.00        12/03/06        $116,328       $294,853
-------------------------------------------------------------------------------------------------------------------

(1) Grants were made on January 9, 1996 and December 3, 1996. The option exercise price is 100% of the fair market value of Goodyear Common Stock on the date of grant. The options vest 25% on each anniversary date of the grant.

(2) Percent of total options granted by Goodyear to all employees of the Company. In the aggregate, these options were less than 1% of the total options granted by Goodyear in 1996.

(3) Amounts represent hypothetical gains that could be achieved if options were exercised at end of the option term. The dollar amounts under this column assume 5% and 10% compounded annual appreciation in the Common Stock of Goodyear from the date the respective options were granted. These calculations and assumed realizable values are required to be disclosed under Securities and Exchange Commission rules, therefore, are not intended to forecast future appreciation of Common Stock of Goodyear or amounts that may be ultimately realized upon exercise.

                  OPTION EXERCISES IN 1996 AND YEAR-END VALUES

         The following table sets forth certain information regarding the exercise of Goodyear stock options during 1996 and the value of unexercised options held as of December 31, 1996. The Company does not incur any cost related to the grant or exercise of Goodyear stock options.

                                                                    Number of Securities                 Value of Unexercised
                             Shares                               Unexercised Options/SARs            In-the-Money Options/SARs
                            Acquired         Realized              at Dec. 31, 1996(#)(2)             at Dec. 31, 1996($)(2)(3)
                               on              Value            ----------------------------       --------------------------------
Name                       Exercise(#)        ($)(1)            Exercisable    Unexercisable       Exercisable        Unexercisable
-----------------------------------------------------------------------------------------------------------------------------------
Michael R. Thomann            3,000            $60,125             2,750            8,000            $ 29,094            $44,250

William P. Brophey            5,000            $90,937            22,725            9,475            $488,078            $70,572

Ronald J. Carr                    0            $     0            12,325            5,625            $277,566            $41,466

James E. Owens                    0            $     0             5,050            5,300            $ 84,744            $36,988

Ronald P. Rumble                  0            $     0            12,900            5,300            $346,263            $36,988

-----------------------------------------------------------------------------------------------------------------------------------

(1) Represents the difference between the exercise price and the price of the Goodyear Common Stock on the date of exercise.

(2) Shares include options granted to the named officer while employed by Goodyear but not associated with the Company.

(3) Represents the difference between the exercise price of the outstanding options and the closing price of Goodyear Common Stock on the New York Stock Exchange on December 31, 1996, which was $51.375 per share. Options that have an exercise price greater than the year-end NYSE closing price are excluded from the value calculation.

                           LONG TERM INCENTIVE AWARDS

         The Company does not provide its Named Executive Officers any other form of compensation based upon any long-term incentive plan or any other type of employment arrangement.

                              EMPLOYMENT AGREEMENTS

         Neither the Company nor Goodyear provides the Company's Named Executive Officers with any type of employment agreement or contract.

                              DIRECTOR COMPENSATION

         Director's fees for outside directors are paid at the rate of $2,500 per Board Meeting attended, $1,000 per telephonic Board Meeting, $1,000 per committee meeting attended not in conjunction with a Board Meeting and $500 per telephonic committee meeting, all subject to an annual maximum amount of $20,000 plus reimbursement of expenses incurred as a director. Directors may at their option defer the payment of director's compensation. Directors who are also officers or employees of the Company or employees of Goodyear receive no such fees.

                               RETIREMENT BENEFITS

         Prior to November 1, 1994, the Named Executive Officers, except Mr. Thomann, were on loan from Goodyear and participated in the Retirement Plan for Salaried Employees of The Goodyear Tire & Rubber Company (the "Salaried Plan"). The Company was billed by Goodyear for the cost incurred to maintain each Named Executive Officer's participation in the Salaried Plan. Mr. Thomann participated in the Salaried Plan prior to April 16, 1996 as a former employee of Goodyear.

         The Salaried Plan is a qualified, defined benefit plan, which provides a basic non-contributory pension benefit and a voluntary contributory pension benefit based on various factors including years of service, compensation and plan maximums. The annual non-contributory benefit equals $318 for each year of service prior to 1994. The annual non-contributory benefit for 1994 and each year thereafter equals 1.1% of annual Social Security Covered Compensation for such year.

         The Salaried Plan permits an eligible employee to make monthly optional contributions at an annual rate of 2% of his or her earnings in excess of Social Security Covered Compensation. For service prior to 1994, the annual contributory benefit equals the years of service during which contributions were made multiplied by 1.4% of average annual earnings in excess of $22,716 during the five-year period ended December 31, 1993. The annual contributory benefit for 1994 and each year thereafter equals 1.58% of annual earnings (up to $150,000 for years 1994 thru 1996 and up to $160,000 for 1997) in excess of annual Social Security Covered Compensation.

         The Salaried Plan provides pension benefits to participants who have at least 30 years of service or have at least 10 years of service and have attained the age of 55. Benefits payable to a participant who retires between ages 55 and 62 are subject to a reduction of 4.8% for each full year of retirement before age 62. The years of credited service at December 31, 1996, under the Salaried Plan for each Named Executive Officer are: Mr. Thomann, 24 years; Mr. Brophey, 37 years; Mr. Carr, 29 years; Mr. Owens, 44 years; and Mr. Rumble, 28 years.

         On November 1, 1994, the Named Executive Officers (except on April 16, 1996 for Mr. Thomann) became participants in The Goodyear Tire & Rubber Company Retirement Benefit Plan for Employees with Service with Designated Subsidiaries (the "Subsidiary Plan"), a non-qualified, defined benefit plan. Benefits payable to a participant or beneficiary under the Subsidiary Plan shall be in such amount as is required, when added to the benefits payable to the participant or beneficiary under the Salaried Plan, to produce an aggregate benefit equal to the benefit that would have been payable to the participant or beneficiary if the employment of the participant with the Company were treated as employment with an employer under the Salaried Plan, and if the limitations on compensation pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, were not in effect.

         As of December 31, 1996, the estimated annual benefits payable on a five-year certain and life annuity basis (and not under any of the various survivor options or the lump sum option) upon retirement at age 65 were as follows: Mr. Thomann, $74,209; Mr. Brophey, $86,214; Mr. Carr, $81,350; Mr. Owens, $63,165; and Mr. Rumble, $84,514. These estimates were based on 1996 earnings and estimated annual Social Security Covered Compensation projected to each individual's 65th birthday.

            COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE POLICIES AND PRACTICES

         The Compensation Committee (the "Committee") annually reviews the compensation program for the Company's executive officers, all of whom are Named Executive Officers in the compensation disclosures included in this proxy statement, and recommends to the Board of Directors changes to the compensation program in general and specific adjustments to individual compensation levels as it determines appropriate.

         In its annual review, the Committee seeks to determine whether (1) the Company is competitive and can attract and retain qualified and experienced personnel in leadership positions and (2) the executive officers are appropriately motivated by the compensation program to seek to attain performance goals approved by the Committee, as well as sustained earnings growth for the benefit of all shareholders of the Company.

         The Committee meets early each year to review the compensation package and make recommendations regarding compensation for the Chief Executive Officer and the other Named Executive Officers for approval by the Board of Directors. The Chief Executive Officer provides the Committee information regarding annual salary and annual incentive based bonus compensation targets. The Committee also receives information regarding compensation paid by Goodyear, including information regarding options to purchase shares of Goodyear Common Stock for each executive officer.

         The Revenue Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code (the "Code"), which eliminated tax deductions for compensation paid to an executive officer in excess of $1,000,000 unless certain requirements are met. No executive officer receives compensation in excess of the allowed deductions. The Committee will consider the applicability of this section of the Code in the formalization of all executive compensation plans.

COMPENSATION OF EXECUTIVE OFFICERS

         Salaries for the executive officers are established using Goodyear's compensation guidelines within a salary range that is fixed annually based on market data derived from salary surveys of hundreds of companies made available to compensation professionals by various associations and consultants. Salaries are established within these ranges based on the CEO's performance evaluation of each officer and are not linked to specific performance criteria. In 1996, the CEO was authorized by the Committee to adjust the base salaries of the other executive officers within their ranges without action by the Committee.

         The Named Executive Officers participated in the Goodyear Performance Recognition Plan (the "Performance Plan") and as a result had the opportunity to earn bonus compensation in 1996. For the Named Executive Officers (other than the Chief Executive Officer), the target payout (assuming 100% payout) under the Performance Plan was established at an average amount of approximately 17.1% of the midpoint of the salary range of such persons. Bonuses paid pursuant to the Performance Plan were based 25% on the earnings before interest and taxes ("EBIT") and cash flow results of the Company, 25% on the EBIT and cash flow results of Goodyear's North American Tire Division and 50% on the EBIT and cash flow results of total Goodyear. Payouts under the Performance Plan could have ranged from zero to 150% of the participant's target amount depending on the extent to which applicable EBIT and cash flow goals were achieved. Based on the results, bonuses were paid at 90.46% of target levels for 1996. The Company was reimbursed by Goodyear for the Performance Plan payouts to Named Executive Officers for 1996.

         The target amounts for each officer and the Company EBIT and cash flow goals for 1997 were reviewed and approved by the Committee.

         The Committee received a report regarding stock options granted by Goodyear for the purchase of Goodyear Common Stock to the Named Executive Officers and other key employees of the Company pursuant to the 1989 Goodyear Performance and Equity Incentive Plan (the "Option Plan"). The size of individual option grants was determined primarily on the basis of the responsibilities and relative position of each executive officer within guideline ranges established by Goodyear based on surveys of the option granting practices of other companies. The Company does not incur any cost in connection with the options granted to the Named Executive Officers.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         Effective April 16, 1996, Michael R. Thomann was elected President and CEO. The salary of Mr. Thomann was established using Goodyear's compensation guidelines within a salary range that is fixed annually based on market data derived from salary surveys of hundreds of companies made available to compensation professionals by various associations and consultants and was approved by the Committee.

         Mr. Thomann's participation in the Performance Plan was established at a level intended to result in a payout (assuming 100% payout under the Performance Plan) equal to 19.4% of the midpoint of his salary range. His bonus beginning on April 16, 1996 was based 25% on the EBIT and cash flow results of the Company, 25% on the EBIT and cash flow results of Goodyear's North American Tire Division and 50% on the EBIT and cash flow results of total Goodyear. Payouts under the Performance Plan could have ranged from zero to 150% of Mr. Thomann's target amount depending on the extent to which applicable EBIT and cash flow goals were achieved. Based on the results of the Company and Goodyear, his payout was 90.46% of his target level for the period April 16, 1996 through December 31, 1996, resulting in his performance based compensation being equal to 18.4% of his salary. This bonus was reimbursed to the Company by Goodyear.

         Mr. Thomann was granted an option to purchase 3,000 shares of Goodyear Common Stock on January 9, 1996 and 4,000 shares on December 3, 1996 at a per share exercise price equal to the market price of Goodyear Common Stock on the date of grant. The size of the grant was determined on the basis of guidelines established by Goodyear based on surveys of the option granting practices of other companies. The Committee does not participate in the granting of such stock options, and the Company does not incur any cost relating to such options. Stock options, however, are considered to be a part of Mr. Thomann's total compensation package.

         Effective April 16, 1996, William P. Brophey resigned his position as President and CEO to accept a position with Goodyear as Vice President. Mr. Brophey did not receive any salary adjustments in 1996 prior to his resignation. His target bonus for 1996 was set at $9,918 of which 90.46% was earned. Mr. Brophey was paid by the Company through April 30, 1996. On January 9, 1996 and December 3, 1996, Mr. Brophey was granted options to purchase 3,000 shares and 4,000 shares, respectively, of Goodyear Common stock.

February 13, 1997                           The Compensation Committee:
                                            Eugene R. Culler, Jr. (Chairman)
                                            Charles A. Bethel, Jr.
                                            Richard D. Pearson

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Goodyear is the Company's majority shareholder and its principal supplier of new tires. Eugene R. Culler, Jr., Chairman of the Board of the Company, is an Executive Vice President of Goodyear and has been employed by Goodyear for 35 years. Michael R. Thomann, Vice Chairman of the Board, President and CEO, was formerly General Manager, Farm, Terra, and Off-the-Road Tires for Goodyear and was employed by Goodyear for more than 20 years. Until November 1, 1994, William P. Brophey, former Vice Chairman of the Board, President and Chief Executive Officer of the Company, had been employed by Goodyear for more than 35 years; Ronald J. Carr, Vice President - Finance, Secretary and Treasurer had been employed by Goodyear for more than 25 years; James E. Owens, Vice President and General Manager - Retail Division, had been employed by Goodyear for more than 40 years; and Ronald P. Rumble, Vice President and General Manager - Commercial Division, had been employed by Goodyear for more than 25 years.

         Eugene R. Culler, Jr., Chairman of the Board of the Company and Chairman of the Company's Compensation Committee, is an Executive Vice President of Goodyear. Mr. Culler is not an employee of the Company and does not receive any compensation or director's fees from the Company, nor is he a member of Goodyear's Board of Directors or its compensation committee.

         The Company is a member of Goodyear's dealer network. Goodyear sold to the Company approximately $59,078,000 of products and services, and the Company sold to Goodyear approximately $7,713,000 of products and services during 1996. The Company paid Goodyear $1,346,000 for rent on equipment and 46 facilities used by the Company.

         The Company has determined that Goodyear is a cost-effective source for various administrative services and support activities. These services and activities include but are not limited to internal auditing, payroll processing, communication services, data processing services, training, certain legal assistance and other miscellaneous administrative support functions. During 1996, the Company paid approximately $437,000 to Goodyear for these and other services.

         The Company has agreed to provide various credit related administrative services to Goodyear's company-owned outlets beginning in the second quarter of 1996.

         The Company believes that prices paid by the Company to Goodyear and the products and services received by the Company from Goodyear during 1996 were fair and reasonable and on terms and at prices no less favorable than could have been obtained elsewhere.

         The Company maintains an open unsecured line of credit with Goodyear to fund working capital requirements. The borrowing rate on the line of credit is based on the 30-day LIBOR plus 1.5% effective the first day of each calendar month as reported on the Reuter Money Service Monitor System.

         The Company issued a one-year $5.5 million promissory note dated December 31, 1996, to Goodyear that may be renewable on December 31, 1997, depending on business conditions. The note represented an extension of a previous inventory ledger balance financing arrangement dated November 30, 1989, with an outstanding balance due on December 31, 1995, of $5.5 million. The note is interest-bearing at 120% of the prime rate as announced by Citibank, N.A., New York, New York, on the first day of each quarter during the term of the note. Interest due under the note will be fully waived provided that the ratio of the Company's annual shipments of off-the-road tires from Goodyear to the average daily outstanding balance of the note equals or exceeds two and one half to one (2.5:1). Interest will be prorated if the ratio is less than that. In 1996, the ratio exceeded 2.5:1, and the interest was fully waived.

                                PERFORMANCE GRAPH

         The following graph compares the cumulative shareholder returns of the Company's Common Stock, The American Stock Exchange Market Value Index and the Dow Jones Auto Parts Index at each December 31 for the five-year period beginning December 31, 1991, and ended December 31, 1996.

         The graph shows the total shareholder return that would have been achieved had $100 been invested in each of these investment alternatives on December 31, 1991, with all dividends reinvested.


                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
        BRAD RAGAN, INC., AMEX MARKET VALUE INDEX AND DJ AUTO PARTS INDEX


                        1991       1992       1993       1994       1995       1996
                        ----       ----       ----       ----       ----       ----
Brad Ragan, Inc.         100        108        133        150        164        145
AMEX Market Value        100        101        121        110        139        148
DJ Auto Parts            100        129        160        136        170        192

                              CORPORATE GOVERNANCE

           The Company's Board of Directors held six meetings during 1996. All present Directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which they serve.

         The Board of Directors has five standing committees: Executive Committee, Audit Committee, Nominating Committee, Compensation Committee and Litigation Committee.

           The Executive Committee consists of Messrs. Culler (Chairman), Bethel and Pearson. The Executive Committee is empowered to act between meetings of the Board of Directors with powers of the full Board, except with respect to certain matters. The Executive Committee did not meet during 1996.

         The Audit Committee consists of Dr. Sorensen (Chairman) and Messrs. Bethel and Pearson. The Audit Committee reviews the scope of the Company's annual audit, the functions performed by the Company's independent accountants, the functions of and procedures followed by the Company's internal accounting and auditing staff and other matters relating to accounting policies and controls. The Audit Committee held three meetings during 1996.

           The Nominating Committee consists of Messrs. Culler (Chairman), Thomann, Carr and Sorensen. This committee's function is to study the composition of the Board of Directors and the qualifications of its members and to nominate for election to the Board persons whose background and expertise will, in their judgment, complement the needs of the Company. This committee will consider nominees recommended by shareholders. Such recommendations should be submitted to the Secretary of the Company by December 31 in order to be considered by the committee for the Annual Meeting to follow the fiscal year-end. This committee met once during 1996.

           The Compensation Committee consists of Messrs. Culler (Chairman), Bethel and Pearson. Its principal functions are to review the Company's compensation and benefit programs for executive officers and to recommend annual compensation levels for the executive officers for approval by the Board of Directors. This committee met once during 1996.

         The Litigation Committee consists of Messrs. Bethel (Chairman), Thomann, Carr and Sorensen. This committee is responsible for monitoring any matters of significant litigation that involve the Company. The committee did not meet during 1996.

                             INDEPENDENT ACCOUNTANTS

           Price Waterhouse, LLP ("Price Waterhouse"), has served the Company as independent accountants since 1986. A representative from Price Waterhouse is expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if he desires to do so and to respond any questions related to the firm's work for the Company. Price Waterhouse also serves as independent accountants for Goodyear. The Audit Committee and the Board of Directors must approve any nonaudit services performed for the Company by Price Waterhouse.

                           ANNUAL REPORT ON FORM 10-K

           Shareholders may obtain a copy of the Company's Annual Report on Form 10-K for 1996 as filed with the Securities and Exchange Commission, including all financial statements and schedules without charge by writing to:

                           Investor Relations
                           Brad Ragan, Inc.
                           4404-G Stuart Andrew Blvd.
                           Charlotte, NC 28217

           Exhibits to the Annual Report on Form 10-K may be obtained for a nominal charge for copying.


                      DEADLINE FOR SHAREHOLDERS' PROPOSALS

           Any shareholder desiring to present a proposal for action at the Company's 1998 Annual Meeting must deliver the proposal to the Company at its principal executive offices no later than November 30, 1997.




                                 By Order of the Board of Directors



                                 Ronald J. Carr
                                 Secretary



Charlotte, North Carolina
April 14, 1997

                                                                     Exhibit "A"

                                BRAD RAGAN, INC.
PROXY

The undersigned shareholder of Brad Ragan, Inc., designates Eugene R. Culler, Jr. and Michael R. Thomann, and either of them, agents to vote the shares of the undersigned at the Annual Meeting of Shareholders, Thursday, May 22, 1997, at 11:30 A.M. and at any adjournment thereof, as follows:

     (1) ELECTION OF DIRECTORS

         / / VOTE FOR all nominees (except as marked to the contrary)

         / / WITHHOLD AUTHORITY TO vote for all nominees listed below

Nominees: Eugene R. Culler, Jr., Michael R. Thomann, Ronald J. Carr,
          James W. Barnett, Richard D. Pearson, Richard E. Sorensen

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, STRIKE A
              LINE THROUGH THE NOMINEE'S NAME.)

     (2) To transact such other business as may be brought before the meeting.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED BY THE SHAREHOLDER.

     IF NO SPECIFICATION IS MADE WITH RESPECT TO A MATTER WHERE A BALLOT IS PROVIDED, THIS PROXY WILL BE VOTED FOR SUCH MATTER.

DATE:________________________________, 1997
(When signing as attorney, executor,
administrator, trustee guardian, et cetera, give title as such. For joint accounts, each joint owner should sign.)


-------------------------------------------

-------------------------------------------

-------------------------------------------

Please sign above as name(s) appear(s) on the other side

                                BRAD RAGAN, INC.



--------------------------------------------------------------------------------
                       PLEASE SIGN AND SEND IN YOUR PROXY

                  Your shares should be represented at the
                  meeting by your proxy. The meeting will be
                  held Thursday, May 22, 1997 at 11:30 A.M. in
                  the Holiday Inn Woodlawn, 212 Woodlawn Road,
                  Charlotte, North Carolina.
--------------------------------------------------------------------------------



                  Please sign the proxy printed on the other side and return it at once unless you expect to attend the meeting in person.